EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-03224, No. 333-45415, No. 333-06785 and No. 333-42226) and
Form S-8 (No. 33-49017, No. 33-98210 and 333-49017) of AXA Financial, Inc. of
our reports dated February 24, 2006, with respect to the consolidated statement of financial condition of AllianceBernstein L.P. and subsidiaries as of December 31, 2005, the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005 and the December 31, 2005 financial statement schedule, which reports are incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2006.





/s/ KPMG LLP
New York, New York
March 15, 2007